Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 30th day of March, 2010, by and among ATLANTIC SOUTHERN FINANCIAL GROUP, INC., a bank holding company incorporated under the laws of the State of Georgia (the “Company”), ATLANTIC SOUTHERN BANK, a bank chartered under the laws of the State of Georgia (the “Bank”) (collectively, the Bank and the Company are referred to hereafter as the “Employer”), and EDWARD P. LOOMIS, JR., a resident of the State of Georgia (the “Employee”).

RECITALS:

WHEREAS, the Employer desires to employ the Employee as Chief Executive Officer and President of the Bank;

WHEREAS, the Employee desires to accept employment as the Chief Executive Officer and President of the Bank; and

WHEREAS, the parties understand that this Agreement remains subject to the final decision of the Federal Deposit Insurance Corporation (“FDIC”) not to disapprove the employment of Employee as the Chief Executive Officer and/or President of the Bank.

NOW THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.             Definitions.  Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

1.1          “Affiliate” shall mean any business entity which controls the Company, is controlled by or is under common control with the Company.

1.2          “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.3          “Area” shall mean the geographic area within the boundaries of Bibb, Chatham, Crawford, Effingham, Glynn, Houston, Lowndes, McIntosh and Peach Counties, Georgia.  It is the express intent of the Parties that the Area as defined herein is the area where the Employee performs services on behalf of the Employer under this Agreement.

1.4          “Business of the Employer” shall mean the business conducted by the Employer, which is commercial banking.

1.5          “Cause” shall mean:

1.5.1        With respect to termination by the Employer:

(a)           A material breach of the terms of this Agreement by the Employee, including, without limitation, failure by the Employee to perform his duties and responsibilities in the manner and to the extent required under this Agreement, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employee by the Board of Directors of the Bank;

(b)           Conduct by the Employee that amounts to fraud, dishonesty or willful misconduct in the performance of his duties and responsibilities hereunder;

(c)           Arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of the Employee during the Term of this Agreement of any felony or a crime involving breach of trust or moral turpitude;

(d)           Conduct by the Employee that amounts to gross and willful insubordination or inattention to his duties and responsibilities hereunder; or

(e)           The receipt, after the effective date of this Agreement, of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal regulatory action against the Employee or the Employer, provided that the Board of Directors of the Bank determines in good faith that such action involves acts or omissions by or under the supervision of the Employee or that termination of the Employee could materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action.

1.5.2        With respect to termination by the Employee, a material diminution in the powers, responsibilities or duties of the Employee hereunder or a material breach of the terms of this Agreement by the Employer; provided, however, that for a termination of employment by the Employee to be for Cause, the Employee must notify the Employer in writing of the event giving rise to Cause within thirty (30) days following the occurrence of the event (or if later the Employee’s knowledge of occurrence of the event), the event must remain uncured after the expiration of thirty (30) days following the delivery of written notice of such event to the Employer by the Employee, and the Employee must resign effective no later than sixty (60) days following the Employer’s failure to cure the event.

1.6          “Competing Business” shall mean any business, other than the Employer, engaged in the Business of the Employer.

1.7          “Confidential Information” means data and information relating to the Business of the Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through the Employee’s relationship to the Employer and which has value to the Employer and is not generally known to its competitors.  Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.8          “Disability Period” means a period, beginning on the date the Employer determines that the Employee is subject to a Permanent Disability and ending on the earlier of the date the Employee begins receiving income replacement benefits under any long term disability plan or policy maintained by the Employer or the date that is six (6) months after such determination, during which the Employee remains subject to a Permanent Disability.”

1.9          “Effective Date” shall mean March 30, 2010.

1.10        “Employer Information” means Confidential Information and Trade Secrets.

1.11        “Initial Term” shall mean that period of time commencing on the Effective Date and running until the earlier of the close of business on the last business day immediately preceding the second anniversary of the Effective Date or any termination of employment of the Employee under this Agreement as provided for in Section 3.

1.12        “Permanent Disability” shall mean the total inability of the Employee to perform his duties under this Agreement as certified by a physician chosen by the Employer for the duration of the short-term disability period under the Employer’s policy then in effect or, if no such policy is then in effect, under the Employer’s policy most recently in effect.

1.13        “Separation from Service” shall mean a termination of the Employee’s employment with the Employer and all affiliated companies that, together with the Employer, constitute the “service recipient” within the meaning of Code Section 409A and the regulations thereunder that constitutes a “separation from service” within the meaning of Code Section 409A and the regulations thereunder.

1.14        “Term” shall mean the Initial Term and all subsequent renewal periods.

1.15        “Trade Secrets” means Employer information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.             Duties.

2.1          Position.  The Employee is employed as the Chief Executive Officer and President of the Bank and, subject to the direction of the Board of Directors of the Bank, shall perform and discharge well and faithfully the duties which may be assigned to him from time to time.

2.2          Full-Time Status.  In addition to the duties and responsibilities specifically assigned to the Employee pursuant to Section 2.1 hereof, the Employee shall:  (a) devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties; (b) diligently follow and implement all management policies and decisions communicated to him by the Board of Directors of the Bank; and (c) timely prepare and forward to the Board of Directors of the Bank all reports and accounting as may be requested of the Employee.

2.3          Permitted Activities.  The Employee shall devote his entire business time, attention and energies to the Business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Employee from (a) investing his personal assets in businesses which (subject to clause (b) below) are not in competition with the Business of the Employer and which will not require any services on the part of the Employee in their operation or affairs and in which his participation is solely that of an investor, (b) purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in him collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer; and (c) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board of Directors of the Bank approves of such activities prior to the Employee’s engaging in them.

3.             Term and Termination.

3.1          Term.  This Agreement shall remain in effect for the Term.  If the Agreement is in effect at the end of the Initial Term, the Term shall be renewed automatically for successive twelve-month periods unless and until one party gives written notice to the other of its or his intent not to extend this Agreement with such written notice to be given not less than ninety (90) days prior to the end of the Initial Term or any such twelve-month period.  In the event such notice of non-extension is properly given, this Agreement shall terminate at the end of the remaining Term then in effect, subject to earlier termination in connection with the termination of the Employee’s employment pursuant to Section 3.2 hereof.

3.2          Termination.  During the Term, the employment of the Employee under this Agreement may be terminated only as follows:

3.2.1        By the Employer:

(a)           Upon the Employer’s receipt of notice, written or otherwise, from the FDIC to the effect that it disapproves of the Employee’s continuing employment as the President and/or Chief Executive Officer of the Bank;

(b)           For Cause upon written notice to the Employee pursuant to Section 1.5.1 hereof; or

(c)           Upon the Permanent Disability of Employee at any time.

3.2.2        By the Employee:

(a)           For Cause, upon written notice to the Employer pursuant to Section 1.5.2 hereof; or

(b)           Without Cause, provided that the Employee shall give the Employer sixty (60) days’ prior written notice of his intent to terminate.

3.2.3        At any time upon mutual, written agreement of the parties.

3.2.4        Upon expiration of the Term.

3.2.5        Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Employee’s death.

3.3          Effect of Termination.

3.3.1        Upon termination of the Employee’s employment hereunder for any reason, the Employer shall have no further obligation to the Employee or the Employee’s estate with respect to this Agreement, except for the payment of any amounts earned and unpaid under Section 4 on the effective date of termination of employment and any obligations reflected by the terms of the retirement arrangement contemplated by Section 4.4.

3.3.2        Termination of the employment of the Employee pursuant to Section 3 shall be without prejudice to any right or claim which may have previously accrued to either the Employer or the Employee hereunder and shall not terminate, alter, supersede or otherwise affect the terms and covenants and the rights and duties prescribed in this Agreement.

3.3.3        Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Employee under Code Section 409A, any payments that are otherwise payable to the Employee, whether under this Agreement or otherwise, within the first six (6) months following the effective date of the Employee’s Separation from Service, shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date if, immediately prior to the Employee’s Separation from Service, the Employee is determined to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Employer (or any related “service recipient” within the meaning of Code Section 409A and the regulations thereunder).  Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum in the seventh month following such effective date.  Payments (or portions thereof) that would be paid latest in time during the six-month period will be suspended first.

3.4          Regulatory Actions and Limitations.

3.4.1        Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant to Section 3 or any other provision herein in contravention of the golden parachute payment and indemnification payment restrictions contained in regulations adopted pursuant to Section 18(k) of the Federal Deposit Insurance Act (the “FDIA”) (12 U.S.C. 1828(k)).

3.4.2        If the Employee is removed from office and/or permanently prohibited from participating in the conduct of the affairs of any depository institution by an order issued under Section 8(e) or 8(g) of the FDIA (12 U.S.C. 1818(e) and (g)), the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the effective date of such order, except for the payment of Base Salary due and owing under Section 4.1 on the effective date of said order, and reimbursement under Section 4.6 of expenses incurred as of the effective date of termination.

3.4.3        If the Employee is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of any depository institution by a notice served under Section 8(e) or 8(g) of the FDIA (12 U.S.C. 1818(e) and (g)), the Employer shall have the right to suspend all obligations of the Employer under this Agreement as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Employer shall reinstate prospectively (in whole or in part) any of its obligations which were suspended.

3.4.4        If the FDIC is appointed receiver or conservator under Section 11(c) of the FDIA (12 U.S.C. 1821(c)) of the Employer or any depository institution controlled by the Employer, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Employee that vested prior to such appointment.  To the extent the Employer is or encompasses a depository institution, any vested rights of the Employee may be subject to such modifications that are consistent with the authority of the FDIC.

3.4.5        If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12 U.S.C. 1823(c)) to the Employer or any depository institution controlled by the Employer, but excluding any such assistance provided to the industry generally, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such assistance, other than any rights of the Employee that vested prior to the FDIC action.  To the extent the Employer is or encompasses a depository institution, any vested rights of the Employee may be subject to such modifications that are consistent with the authority of the FDIC.

3.4.6        If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. 1823(f) and (k)) by the Employer or any depository institution controlled by the Employer, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such transaction, other than any rights of the Employee that vested prior to the transaction.  To the extent the Employer is or encompasses a depository institution, any vested rights of the Employee may be subject to such modifications that are consistent with the authority of the FDIC.

4.             Compensation.  The Employee shall receive the following salary and benefits during the Term:

4.1          Base Salary.  Employee’s annual base salary shall be Two Hundred Thousand Dollars ($200,000.00) (the “Base Salary”).  The Employee’s Base Salary shall be reviewed by the Board of Directors of the Bank or its designee annually, and shall be adjusted annually thereafter by such amount, if any, as may be determined by the Board of Directors of the Bank or its designee in their sole discretion.  Base Salary shall be payable in accordance with the Employer’s normal payroll practices.

4.2          Restricted Stock.  As soon as practicable following the execution of this Agreement, Employee shall be granted a restricted stock award reflecting the right to earn up to Sixty-Eight Thousand Nine Hundred Sixty-Five (68,965) shares of the common stock of the Company.  The restricted stock award shall be subject to such other terms and conditions of a separate agreement between the Company and the Employee.

4.3          Incentive Compensation.  The Employee shall be entitled to annual bonus compensation, if any, as determined by the Board of Directors of the Bank pursuant to any incentive compensation program as may be adopted from time to time (“Incentive Compensation”).  Any Incentive Compensation earned shall be payable in the year following the year in which the Incentive Compensation is earned in accordance with the Employer’s normal practices for the payment of short-term incentives.  To be entitled to any payment of Incentive Compensation from the Employer, the Employee must be employed by the Employer on the date such payment is made.  The payment of any Incentive Compensation shall be subject to any approvals required by any regulator of the Employer.

4.4          SERP.  The Bank shall establish a supplemental retirement arrangement for the Employee the terms of which shall be governed by the terms of a separate agreement between the parties.

4.5          Automobile.  The Bank will provide the Employee with an automobile allowance to be used by the Employee for business and personal purposes.

4.6          Business Expenses:  Memberships.  The Bank specifically agrees to reimburse the Employee for (a) reasonable business (including travel) expenses incurred by him in the performance of his duties hereunder, as approved from time to time by the Board of Directors of the Bank, and (b) the reasonable dues and business related expenditures, including initiation fees, associated with membership in a single country club and a single civic association both as selected by the Employee and in professional associations which are commensurate with his position; provided, however, that the Employee shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Bank and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

4.7          Vacation.  On a non-cumulative basis, the Employee shall be entitled to three (3) weeks of vacation in each successive twelve-month period during the Term, during which his compensation shall be paid in full.  Employee will endeavor to take at least two consecutive weeks each year for vacation, the other vacation to be taken at the time the Employee determines appropriate, taking into account the requirements of the Bank.

4.9          Disability.  In the event the Bank determines that the Employee is subject to a condition that constitutes a Permanent Disability, the Bank shall pay the Employee pursuant to any short-term disability policy maintained by the Bank or, if no such short term disability policy is maintained by the Bank, shall continue paying the Employee the compensation and benefits provided under Section 4 for the Disability Period without regard to his continuing ability to discharge his duties pursuant to Section 2.

4.10        Reimbursement of Expenses.  All expenses eligible for reimbursement under this Agreement must be incurred by the Employee during the Term of this Agreement to be eligible for reimbursement.  Any in-kind benefits provided for by this Agreement must be provided by the Bank during the Term of this Agreement.  The amount of taxable reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year.  All taxable reimbursements shall be paid as soon as administratively practicable, but in no event shall any taxable reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred.  Neither the right to reimbursement nor the in-kind benefits provided are subject to liquidation or exchanges for other benefits.

4.11        Benefits.  In addition to the benefits specifically described herein, the Employee shall be entitled to such benefits as may be available from time to time for executives of the Bank similarly situated to the Employee.  All such benefits shall be awarded and administered in accordance with the Bank’s standard policies and practices.  Such benefits may include, by way of example only, profit sharing plans, retirement or investment funds, dental, health, life and disability insurance benefits and such other benefits as the Bank deems appropriate.  The Bank makes no representation to the Employee regarding the taxability or nontaxability of any benefits provided under Section 4.

4.12        Withholding.  The Bank may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

5.             Employer Information.

5.1          Ownership of Information.  All Employer Information received or developed by the Employee while employed by the Employer will remain the sole and exclusive property of the Employer.

5.2          Obligation of the Employee.   The Employee agrees (a) to hold Employer Information in strictest confidence, and (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.  In the event that the Employee is required by law to disclose any Employer Information, the Employee will not make such disclosure unless (and then only to the extent that) the Employee has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Employee becomes aware that such disclosure has been requested and is required by law.  This Section 5 shall survive for a period of twenty-four (24) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by the then-current Georgia Trade Secrets Act of 1990, O.C.G.A. §§ 10-1-760 — 10-1-767, with respect to Trade Secrets.

5.3          Delivery upon Request or Termination.  Upon request by the Employer, and in any event upon termination of his employment with the Employer, the Employee will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Employer Information then in his possession or control.

6.             Non-Solicitation of Employees.  The Employee agrees that during his employment by the Employer hereunder and, in the event of his termination, regardless of the reason, for a period of twelve (12) months thereafter, he will not, within the Area, on his own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Bank or its Affiliates to a Competing Business, whether or not:

•                  such employee is a full-time employee or a temporary employee of the Employer,

•                  such employment is pursuant to written agreement, or

•                  such employment is for a determined period or is at will.

7.             Remedies.  The Employee agrees that the covenants contained in Sections 5 and 6 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer; and that irreparable loss and damage will be suffered by the Employer should he breach any of the covenants.  Therefore, the Employee agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants.  The Employer and the Employee agree that all remedies available to the Employer or the Employee, as applicable, shall be cumulative.

8.             Severability.  The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement.  Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

9.             No Set-Off by the Employee.  The existence of any claim, demand, action or cause of action by the Employee against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

10.          Notice.  All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof.  In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted.  All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)            If to the Employer, to it at:

Atlantic Southern Bank

1701 Bass Road

Macon, GA  31210

Attn:  Chairman, Board of Directors

(ii)           If to the Employee, to him at:

11.          Assignment.  This Agreement is generally not assignable by the Employer except that the rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.  The Agreement is a personal contract and the rights and interests of the Employee may not be assigned by him.  This Agreement shall inure to the benefit of and be enforceable by the Employee and his personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

12.          Waiver.  A waiver by the Employer of any breach of this Agreement by the Employee shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

13.          Arbitration.  Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator may be entered only in any state court located in Bibb County, Georgia or the United States District Court for the Middle District of Georgia.  The Employer and the Employee agree to share equally the fees and expenses associated with the arbitration proceedings.

Employee must initial here:

14.          Attorneys’ Fees.  In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party within sixty (60) days after a final determination (excluding any appeals) is made with respect to the litigation.

15.          Applicable Law and Choice of Forum.  This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia.  The parties agree that any appropriate state court located in Bibb County, Georgia or federal court for the Middle District of Georgia shall have exclusive jurisdiction of any case or controversy arising under or in connection with Sections 5 through 7 of this Agreement and shall be a proper forum in which to adjudicate such case or controversy.  The parties consent and waive any objection to the jurisdiction or venue of such courts.

16.          Interpretation.  Words importing any gender include all genders.  Words importing the singular form shall include the plural and vice versa.  The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof” and any similar terms refer to this Agreement.  Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

17.          Entire Agreement.  This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement.  No amendment or modification of this Agreement shall be valid or biding upon the Employer or the Employee unless made in writing and signed by both parties.  All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

18.          Rights of Third Parties.  Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

19.          Survival.  The obligations of the Employee pursuant to Sections 5 and 6 shall survive the termination of the employment of the Employee hereunder for the period designated under each of those respective sections.

20.          Representation Regarding Restrictive Covenants.  The Employee represents that he is not and will not become a party to any noncompetition or nonsolicitation agreement or any other agreement which would prohibit him from entering into this Agreement or providing the services for the Employer contemplated by this Agreement on or after the Effective Date.  In the event the Employee is subject to any such agreement, this Agreement shall be rendered null and void and the Bank shall have no obligations to the Employee under this Agreement.

IN WITNESS WHEREOF, the Employer and the Employee have executed and delivered this Agreement as of the date first shown above.

THE COMPANY:

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

By:	/s/ William A. Fickling, III
Print Name:	William A. Fickling, III
Title:	Chairman

THE BANK:

ATLANTIC SOUTHERN BANK

By:	/s/ William A. Fickling, III
Print Name:	William A. Fickling, III
Title:	Chairman

THE EMPLOYEE:

/s/ Edward P. Loomis, Jr.
EDWARD P. LOOMIS, JR.